Exhibit 1

                       TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Goldman Sachs Group Note-Backed Series 2003-12
*CUSIP:   21988G239    Class  A-1
          21988GCS3    Class  A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 15, 2007.

INTEREST ACCOUNT
----------------


Balance as of   August 15, 2006.....                                 $0.00
      Scheduled Income received on securities.....             $765,625.00
      Unscheduled Income received on securities.....                 $0.00

LESS:
      Distribution to Class A-1 Holders.....                  -$725,000.00
      Distribution to Class A-2 Holders.....                   -$40,625.00
      Distribution to Depositor.....                                -$0.00
      Distribution to Trustee.....                                  -$0.00
Balance as of  February 15, 2007.....                                $0.00


PRINCIPAL ACCOUNT
-----------------


Balance as of  August 15, 2006.....                                  $0.00
      Scheduled Principal received on securities.....                $0.00

LESS:
      Distribution to Holders.....                                  -$0.00
Balance as of  February 15, 2007.....                                $0.00


            UNDERLYING SECURITIES HELD AS OF  February 15, 2007

         Principal
          Amount                      Title of Security
         ---------                    -----------------
       $25,000,000      The Goldman Sachs Group, Inc., 6.125% Notes due
                        February 15, 2033
                        *CUSIP:  38141GCU6

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.